                                                   EXHIBIT (9)

                            [BROAD INC. LETTERHEAD]

August 23, 1991


First SunAmerica Life Insurance Company
11601 Wilshire Blvd.
Los Angeles, CA 90025-1748

Gentlemen:

This Opinion of Counsel is given in connection with the filing to the Securities and Exchange Commission of Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4 for the Flexible Payment Variable Annuity Contracts (the "Contracts") to be issued by First SunAmerica Life Insurance Company and its separate account, Variable Annuity Account One.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the opinion that:

        1. First SunAmerica Life Insurance Company is a valid and existing stock life insurance company of the State of New York.

        2. Variable Annuity Account One is a separate account of First SunAmerica Life Insurance Company created and validly existing pursuant to New York Insurance Laws.

        3. All of the prescribed corporate procedures for the issuance of the Contracts being registered have been followed, and, when such Contracts are issued in accordance with the Prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

First SunAmerica Life Insurance Company
August 23, 1991
Page 2



        4. Upon the acceptance of Purchase Payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.


I consent to the use of this opinion in the Registration Statement referenced above.


Very truly yours,


/s/ SUSAN L. HARRIS
Susan L. Harris


SLH:dp